UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 11, 2010

ROTOBLOCK CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-116324	20-0898799
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 B Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (707) 578-5220

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

.
Section 1-	Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

 On February 11, 2010, Rotoblock (“Company”) entered into an Investment Agreement  (“Investment Agreement”) with an investor  pursuant to which the investor purchased the Company’s $2,000,000 Convertible Promissory Note (“Note”) and the Company agreed to purchase $1,000,000 of investor’s Common Stock. Pursuant to the Investment Agreement both parties agreed not to repay or redeem their securities for a period of one year following the issuance of the securities and not to exercise conversion rights to the other party’s securities for a period of one year following the issuance of the securities.

Section 2-	Financial Information

Item 2.03	Creation of a Direct Financial Obligation or Obligation under an Off-Balance Sheet Arrangement of Registrant

On February 11, 2010, the Company issued to an investor ("Investor") a convertible promissory note in the principal amount of $2 million dollars ("Note") pursuant to the Investment Agreement entered into with the investor on even date therewith. The unpaid principal balance of the Note accrues interest at a rate of six percent (6%) per annum and all unpaid principal, together with any then unpaid and accrued interest and other amounts payable thereunder, become due and payable on February 12, 2012 ("Maturity Date").

In the event the Company consummates, prior to the Maturity Date, a public offering pursuant to a registration statement at a price per share of no less than $1.10 ("Offering"), then all principal, together with all accrued and unpaid interest under the Note, shall automatically convert into shares of Common Stock of the Company simultaneously with the closing of the Offering at a price per share equal to the price at which shares are sold in the Offering.  The shares of Common Stock that the Note shall be converted into shall be restricted securities and shall be subject to resale restrictions under Rule 144.  The Investor agreed to enter into a 180-day lock-up agreement in connection with the Offering.

Section 3	Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities

The disclosures under Item 2.03 are incorporated into this Item 3.02 by reference.

The Note was issued in reliance on an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rotoblock Corporation

Dated: February 16, 2010	By: /s/Chien Chih Liu President